Exhibit 10.6

24 September, 2007
Mr Jeremy Sutcliffe 26 Prince Albert Street MOSMAN NSW 2088	Level 6 Sims Group House
41 McLaren Street North Sydney NSW 2060 Australia
GPO Box 4155 Sydney NSW 2001
Phone 612 9956 9100 Facsimile 612 9954 9680
www sims-group com

Sims Group Limited ABN 69 114 838 630
Dear Jeremy
Future Terms of Employment
The purpose of this letter is to set out the arrangements which will apply to your employment with Sims Group Limited (Company) in the event that the acquisition of Metal Management Inc. (‘MMI’) proceeds. The Letter of Employment dated 5 September 2005 (2005 Contract) will continue to apply in full force, except to the extent that it is amended by this letter.
1.	Position and Responsibilities

1.1	Effective on completion of the MMI transaction, you (You) will assume the position of Executive Director & Chairman European/Australian Metal Recycling and Global SRS Divisions Operations of the Company.

1.2	You will report to the Board of Directors of the Company.

1.3	Your Key Reports will be Ross Cunningham, Executive Director, Darron McGree, Managing Director (Australia & New Zealand) and Graham Davy, CEO (Europe & Global SRS).

1.4	You will be on the following Board Committees: FIC, SHEC, Nomination, Disclosure (all as a Committee Member); RAC & Compensation (in attendance).

1.5	Your principal responsibilities will be:
(i)	Assisting the Group CEO, as required, in fulfilling his principal responsibilities, including but not limited to:
(a)	advice on all aspects of the Sims North American metals recycling business and key relationships and joint ventures (e.g. Adams); and
(b)	overseeing the Executive Director (RC) rationalization of the Sydney Corporate Office.
(ii)	The day to day management of the non North American metal recycling operations, namely Australasia, Europe and Sims Recycling Solutions including, in conjunction with the Group CEO, the development of medium and long term strategies (including new regions such as Asia, Continental Europe and Africa) and progressively assisting in the transfer of responsibilities to the Group CEO in accordance with Board directions from time to time.
METAL RECYCLING | MANUFACTURING | ALUMINIUM | ENERGY | INTERNATIONAL | STEEL | PLASTICS | INDUSTRIAL | RECYCLING SOLUTIONS

(iii)	Recommending to the Board and Group CEO, strategies in respect of the structuring of the European Metals and SRS businesses and the future of the Australian non core businesses (ARA, Manufacturing, TyreCycle, SimsSteel and LMS).

(iv)	In conjunction with the Group CEO providing Australian and European Investor Relations services.

(v)	Developing Group “Sustainability/Corporate Social Responsibility” policy.
1.6	You will be permitted to assume a non-executive board appointment after 1 January, 2009 in a company that does not directly compete with the Company.

2.	Term and Termination

2.1	Neither the Company nor You will exercise its/your right to terminate the employment until at least 31 October 2009. After that date, the Company and You may terminate the employment in accordance with clause 6 of the 2005 Contract.

2.2	In the event that your position becomes redundant, then the Company will make a payment to you of 12 months of your then current Package in lieu of notice in accordance with clause 6 of the 2005 Contract.

3.	Remuneration
Fixed Remuneration Package (the Package)
3.1	You are entitled to a total base remuneration package of $1,474,234.00 per annum (the Package) commencing from 1 July 2007.

3.2	The Package includes the total cost to the Company of all Package components including salary, superannuation, benefits, and the cost of fringe benefits tax payable by the Company on benefits provided.

3.3	The Package will be subject to subject to increases on 1 July 2008 and 1 July 2009. Your Package will be increased at a level equal to the Group average increase.

3.4	You will not be entitled to any fees or remuneration in addition to the Package in respect of any office or position as director of any company in the Group which You may hold during your employment with the Company.
Integration Bonus
3.5	You will be entitled to receive a cash bonus payable on 1 August 2009 of up to $US 1 million, payable in whole or in part as determined by the Remuneration Committee based upon performance against specified targets set by the Company’s Integration Committee.
Annual Executive Bonus (Short Term Incentive)
3.6	You will be entitled to participate in the Executive Annual Bonus Program (STI Bonus) under the Group category with a maximum bonus potential of 75% of your Package. Payment of any bonus is based on the achievement of personal priorities (20% of the 75%) and the profitability (ROCCE) of the Company (80% of the 75%).

3.7	In the event that your employment is terminated by the Company (for any reason other than for summary termination), then you will be entitled to a pro rata payment of the STI Bonus, based on any partial period of employment during the bonus year.

Performance Rights (Long Term Incentive)
3.8	Subject to shareholder approval at the Company’s next Annual General Meeting (AGM) in November 2007, You will be eligible to participate in the Sims Group Long Term Incentive Plans (LTl’s). Annual grants under those LTl’s will be based on no less than 100% of the Package.

3.9	In the event that your position is made redundant, You will qualify for vesting of all tranches under the LTl’s when the performance hurdles are met, notwithstanding that your employment may have ceased prior to those performance hurdles being met.
4.	Retention Incentive Scheme
4.1	The Retention Incentive Scheme as contained in the 2005 Contract (RIS) will continue to apply.

4.2	In the event that your employment is terminated by the Company (for any reason other than for summary termination) before Tranche E vests under the RIS, then you will be entitled to a cash payment on the termination of your employment in the sum of A$700,000.
If you are in agreement with the contents of this letter, please acknowledge your agreement by signing the attached duplicate of this letter and returning it to me.
Jeremy, I look forward to working with you to make the MMI acquisition a great success for the Sims Group.
Yours sincerely,
/s/ Paul Mazoudier
PAUL MAZOUDIER
Chairman
Yours sincerely,
/s/ Jeremy Sutcliffe
JEREMY SUTCLIFFE
Group Chief Executive